EXHIBIT 99.1
PRESS RELEASE	FOR IMMEDIATE RELEASE
April 18, 2013	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)(252)-940-4936
Scott McLean (CFO)(252)-940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Increase in March 31, 2013 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter ended March 31, 2013.

For the 2013 first quarter, net income increased 239.1% to $1.6 million, or $0.16 per diluted common share, compared to net income of $462,000, or $0.05 per diluted common share, earned for the comparative 2012 first quarter.

The improvement in earnings is primarily attributed to a $1.4 million reduction in the provision for credit losses, coupled with a $1.5 million decrease in non-interest expenses as costs associated with our other real estate owned portfolio (OREO) fell significantly. These improvements were partially offset by net decreases in non-interest income and net interest income due to our lower level of earning assets.

Bruce Elder, President and CEO, commented, “As was previously disclosed, the Bank executed a bulk sale of problem loans and took a significant valuation adjustment on OREO reflected in our 2012 fourth quarter results. The 2013 first quarter operating results begin to reflect the positive impact of those actions. Although the lower average volume of earning assets resulted in a decline in net interest income when compared with the 2012 first quarter, improvement in provisions for loan losses, recurring non-interest income and non-interest expenses specifically related to the maintenance and valuation charges of OREO have driven earnings higher. As we continue to shift our focus from asset remediation and disposition to activities which will grow earning assets, we anticipate further earnings enhancement.”

Net Interest Income

Net interest income declined to $7.0 million for the 2013 first quarter, from $7.5 million earned for the comparative 2012 first quarter. The net interest margin experienced a modest 5 basis points decline to 4.37% for the 2013 first quarter, from 4.42% for the first quarter of 2012. The net interest margin decline for the 2013 first quarter is due to reductions in the level and yield on earning assets, which was partially offset by a reduction in the Company’s cost of funds due to the maturity of longer-term, higher priced CD’s. While a portion of these funds left the Company, the residual renewed into lower priced CD’s or migrated to non-maturity deposit products within the Bank. We anticipate our margin to experience further reductions as our mix of earning assets continues to change and as we take steps to protect our balance sheet from exposure to rising interest rates.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets, including all loans held for investment and for sale in non-accrual status and OREO, declined to $16.7 million or 2.41% of total assets at March 31, 2013, from $34.2 million or 4.84% of total assets at December 31, 2012. All loans held for investment and for sale in non-accrual status totaled $5.3 million at March 31, 2013, versus $21.3 million at December 31, 2012, reflecting the net impact of the bulk sale transaction and management’s efforts focused on improving asset quality. Our level of OREO properties dropped to $11.3 million at March 31, 2013, from $12.9 million at December 31, 2012. During the 2013 first quarter, the Bank had $341,000 of OREO additions and $1.9 million of OREO disposals.

The allowance for loan and lease losses (ALLL) increased to $8.6 million at March 31, 2013, and represented 1.96% of loans held for investment, compared to $7.9 million at December 31, 2012, or 1.78% of loans held for investment. The Bank recorded $400,000 of provision for credit losses in the 2013 first quarter, compared to $1.8 million in the 2012 first quarter. The ALLL benefited from $308,000 of net recoveries during the first quarter of 2013, compared to $2.6 million of net charge offs experienced in the first quarter of 2012. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $2.6 million for the 2013 first quarter, compared to $3.2 million for the first quarter of 2012. The higher level of non-interest income in the first quarter of 2012 was primarily due to $1.0 million of gains recorded on the sale of available for sale securities. Non-interest income in the first quarter of 2013 benefitted from increased gains on the sale of mortgage loans as well as services charges and fees on loan and deposit accounts.

Net gains recorded from the sales of mortgage loan held for sale increased to $550,000 for the 2013 first quarter, from $305,000 for the comparative 2012 first quarter. Fees and service charges on loans and deposits, as well as loan servicing fees totaled $1.8 million for first quarter of 2013, a $156,000 increase over the amount generated during the same three month period of 2012.

Non-Interest Expense

Total non-interest expense for the first quarter of 2013 declined to $6.8 million from $8.2 million for the comparative quarter of 2012. The decline was primarily attributable to a significant reduction in expenses related to our OREO portfolio and lower compensation and employee benefits expenses.

Expenses attributable to valuation adjustments, ongoing maintenance and property taxes for OREO properties for the first quarter of 2013 declined by $1.1 million from the $1.3 million incurred during the comparative 2012 first quarter. There were no valuation adjustments recorded during the first quarter of 2013, compared to $903,000 of valuation adjustments recorded during the 2012 first quarter. In addition the costs of maintenance and other related expenses associated with carrying OREO properties fell 54.1% to $172,000 for the first quarter of 2013, from $375,000 in the first quarter of 2012.

Compensation and benefit expenses, the largest component of non-interest expenses, fell to $3.6 million for the 2013 first quarter, from $4.2 million for the comparative 2012 first quarter. The 2012 first quarter included a $470,000 accrual of retirement benefits for the previous CEO. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and support the future growth of our institution.

Balance Sheet

Total assets were $691.0 million at March 31, 2013, compared to $707.7 million at December 31, 2012. Our total assets were reduced and our asset mix changed as proceeds from the bulk loan transaction and the sale of mortgage loans held for sale were used to pay off maturing FHLB advances and to increase our level of interest-earning deposits and investment securities.

Loans and leases held for investment decreased to $436.5 million at March 31, 2013, from $441.8 million at December 31, 2012. This decrease is primarily attributable to the net impact of current quarter origination and repayment activity.

Investment securities and interest-earning deposits in banks increased to $203.6 million at March 31, 2013, from $168.2 million at December 31, 2012, reflecting the investment of a portion of the proceeds of the bulk loan sale. The quarter-over-quarter growth in the level of investments and interest-earning deposits reflects a strategy to diversify the portfolio. The Bank utilized this opportunity to add defensive investments to the portfolio. While these bonds have a lower current yield than our legacy portfolio, they will help insulate earnings in a rising rate environment.

The loss associated with the bulk sale of problem loans and the valuation adjustment on OREO reflected in our 2012 fourth quarter results created a $10.8 million tax net operating loss carryover for the Company. The accounting entries to capture this change impacted our net income tax receivable and net deferred income tax accounts and have been reflected in our first quarter 2013 balance sheet. Booking of these entries had no effect on net income, total assets, or shareholders’ equity for the periods presented.

Total deposits decreased to $599.6 million at March 31, 2013, from $600.9 million at December 31, 2012. The Bank’s level of non-maturity deposits increased to $316.8 million at March 31, 2013, from $305.2 million at December 31, 2012; while certificates of deposit declined to $282.8 million, or 47.2% of total deposits, at March 31, 2013, from $295.7 million, or 49.2% of total deposits, at December 31, 2012.

All of the $16.5 million of short-term FHLB advances outstanding at December 31, 2012, matured and were repaid during the first quarter of 2013. These funds were used to fund the mortgage loans held for sale portfolio at year-end. These borrowings were repaid as proceeds were received from the bulk loan transaction as well as the sale of mortgage loans.

Stockholders' equity increased to $75.5 million at March 31, 2013, from $74.7 million at December 31, 2012, reflecting the net income earned for the 2013 first quarter, and changes in accumulated other comprehensive income. The tangible equity to assets ratio increased to 10.31% at March 31, 2013, from 9.95% at December 31, 2012. There were 9,751,271 common shares outstanding at March 31, 2013 and December 31, 2012, respectively. Tangible book value per common share increased to $7.30 at March 31, 2013, from $7.22 at December 31, 2012.

Key Performance Ratios

Key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. The ROA increased to 0.91% for the 2013 first quarter, from 0.25% for the 2012 first quarter. The ROE increased to 8.02% for the 2013 first quarter, from 2.18% for the comparative 2012 first quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) measures the proportion of net operating revenues that are absorbed by overhead expenses. The efficiency ratio improved to 70.34% for the 2013 first quarter, from 76.63% for the comparative 2012 first quarter, reflecting the improvement in OREO related and other expenses noted above.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2013	2012
	(unaudited)	(*)
Assets

Cash and due from banks	$8,057,695	$8,983,819
Interest-earning deposits with banks	27,326,622	3,382,570
Investment securities available for sale, at fair value	176,320,346	164,838,012
Loans held for sale:
Mortgage loans	3,292,030	20,287,343
Other loans	-	24,438,107
Total loans held for sale	3,292,030	44,725,450

Loans and leases held for investment	436,524,355	441,847,019
Allowance for loan and lease losses	(8,567,261)	(7,860,195)
Net loans and leases held for investment	427,957,094	433,986,824

Premises and equipment, net	12,003,175	12,233,153
Other real estate owned	11,327,672	12,892,519
Federal Home Loan Bank stock, at cost	848,800	1,859,200
Accrued interest receivable	2,277,099	2,408,979
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,356,593	1,261,355
Identifiable intangible assets	31,440	39,300
Income tax receivable	3,662,725	10,785,272
Prepaid expenses and other assets	12,278,082	6,098,423

Total assets	$690,957,949	$707,713,452

Liabilities and Stockholders' Equity

Deposits:
Demand	$278,899,358	$274,662,867
Savings	37,870,494	30,570,259
Large denomination certificates of deposit	141,430,028	148,838,963
Other time	141,416,140	146,828,942
Total deposits	599,616,020	600,901,031
Borrowed money	-	16,500,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,563,911	5,349,368
Total liabilities	615,489,931	633,060,399

Common stock, $.01 par value, 25,000,000 shares authorized; 11,254,222 shares issued; 9,751,271 shares outstanding	97,513	97,513
Additional paid-in capital	35,821,078	35,811,804
Retained earnings, substantially restricted	67,099,370	65,532,960
Treasury stock, at cost	(31,967,269)	(31,967,269)
Accumulated other comprehensive income	4,417,326	5,178,045
Total stockholders' equity	75,468,018	74,653,053

Total liabilities and stockholders' equity	$690,957,949	$707,713,452

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Interest income:
Interest and fees on loans	$6,377,720	$7,666,575
Interest and dividends on investments and deposits	1,351,446	1,246,961
Total interest income	7,729,166	8,913,536

Interest expense:
Interest on deposits	670,725	1,321,195
Interest on borrowings	6,176	1,116
Interest on junior subordinated notes	87,215	92,193
Total interest expense	764,116	1,414,504

Net interest income	6,965,050	7,499,032
Provision for credit losses	400,000	1,840,000
Net interest income after provision for credit losses	6,565,050	5,659,032

Non-interest income:
Fees and service charges	1,658,745	1,480,136
Loan servicing fees	190,516	212,801
Gain (loss) on sale of other real estate, net	48,242	(28,964)
Gain on sale of mortgage loans	550,367	304,608
Gain on sale of investment securities	-	1,033,857
Other income	193,177	240,311
Total non-interest income	2,641,047	3,242,749

Non-interest expense:
Compensation and fringe benefits	3,563,817	4,157,612
Federal deposit insurance premiums	235,950	252,400
Premises and equipment	527,437	428,468
Advertising	42,946	66,034
Payroll and other taxes	390,480	405,795
Data processing	606,417	598,149
Amortization of intangible assets	118,065	100,556
Other real estate owned expense	172,295	1,278,300
Other	1,099,611	951,631
Total non-interest expense	6,757,018	8,238,945

Income before income tax expense	2,449,079	662,836
Income tax expense	882,669	200,940

NET INCOME	$1,566,410	$461,896

Per share data:
Basic earnings per share	$0.16	$0.05
Diluted earnings per share	$0.16	$0.05
Average basic shares outstanding	9,751,271	9,751,271
Average diluted shares outstanding	9,751,972	9,751,271

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarterly
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$690,958	$707,713	$717,162	$741,965	$750,350

Loans held for sale:	$3,292	$44,725	$700	$4,398	$9,362

Loans held for investment:
Mortgage	$74,162	$75,544	$73,853	$70,221	$72,198
Commercial	288,715	292,146	341,432	350,112	361,327
Consumer	67,723	68,444	69,313	74,012	75,231
Leases	5,924	5,713	6,186	6,722	7,663
Total loans held for investment	436,524	441,847	490,784	501,067	516,419
Allowance for loan and lease losses	(8,567)	(7,860)	(15,007)	(14,004)	(14,396)
Net loans held for investment	$445,091	$449,707	$505,791	$515,071	$530,815

Cash & interest bearing deposits	$35,384	$12,366	$17,511	$34,759	$64,662
Investment securities	176,320	164,838	172,715	164,977	123,036
Premises and equipment	12,003	12,233	12,428	12,621	12,985
Goodwill	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,357	1,261	1,340	1,333	1,268

Deposits:
Savings	$37,871	$30,570	$30,611	$30,347	$31,068
Checking	278,899	274,663	268,244	261,295	262,500
Certificates	282,846	295,668	310,646	342,988	354,780
Total deposits	$599,616	$600,901	$609,501	$634,630	$648,348

Borrowings	$0	$16,500	$1,974	$1,758	$1,681
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	75,468	74,653	88,122	86,168	84,343

Consolidated earnings summary:
Interest income	$7,729	$8,081	$8,345	$8,818	$8,914
Interest expense	764	848	1,096	1,342	1,415
Net interest income	6,965	7,233	7,249	7,476	7,499
Provision for credit losses	400	18,675	1,962	775	1,840
Noninterest income	2,641	2,703	2,655	2,653	3,243
Noninterest expense	6,757	12,310	6,424	8,601	8,239
Income tax expense	883	(8,163)	552	272	201
Net income	$1,566	$(12,886)	$966	$481	$462

Per Share Data:
Basic earnings per share	$0.16	$(1.32)	$0.10	$0.05	$0.05
Diluted earnings per share	$0.16	$(1.32)	$0.10	$0.05	$0.05
Book value per share	$7.74	$7.66	$9.04	$8.84	$8.65

Average basic shares	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares	9,751,972	9,751,271	9,754,794	9,751,271	9,751,271

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarterly
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
	(dollars in thousands except per share data)
Performance ratios:
Yield on average earning assets	4.84%	4.96%	5.02%	5.22%	5.26%
Cost of funds	0.59%	0.54%	0.69%	0.83%	0.87%
Net interest spread	4.25%	4.42%	4.33%	4.39%	4.39%
Net interest margin	4.37%	4.44%	4.36%	4.42%	4.42%
Avg earning assets to total avg assets	92.19%	91.50%	91.24%	90.94%	90.90%

Return on average assets (annualized)	0.91%	(7.22%)	0.53%	0.26%	0.25%
Return on average equity (annualized)	8.02%	(60.76%)	4.42%	2.26%	2.18%
Efficiency ratio	70.34%	123.81%	64.78%	84.84%	76.63%

Average assets	$701,880	$714,377	$730,204	$742,690	$744,395
Average earning assets	$647,061	$652,106	$664,609	$676,041	$678,043
Average equity	$79,178	$84,830	$87,437	$85,018	$84,582

Equity/Assets	10.92%	10.55%	12.29%	11.61%	11.24%
Tangible Equity/Assets	10.31%	9.95%	11.69%	11.04%	10.67%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$1,658	$2,972	$1,984	$1,494	$2,255
Non-Earning	2,629	6,686	12,319	11,151	8,757
Total Non-Accrual Loans	$4,287	$9,658	$14,303	$12,645	$11,012
Nonaccrual restructured loans
Past Due TDRs	$221	$4,231	$7,649	$9,100	$6,029
Current TDRs	832	7,451	12,849	16,065	20,456
Total TDRs	$1,053	$11,682	$20,498	$25,165	$26,485
Total loans on nonaccrual status	$5,340	$21,340	$34,801	$37,810	$37,497
Other real estate owned	11,328	12,893	18,003	17,845	17,324
Total nonperforming assets	$16,668	$34,233	$52,804	$55,655	$54,821

Allowance for loan and lease losses	$8,567	$7,860	$15,007	$14,004	$14,396
Allowance for loan and lease losses to loans held for investment	1.96%	1.78%	3.06%	2.79%	2.79%

Net charge-offs (recoveries)	$(308)	$25,822	$959	$1,167	$2,638
Net charge-offs (recoveries) to total loans	(0.07%)	5.39%	0.20%	0.24%	0.52%
Nonaccrual loans to total loans	1.24%	4.46%	7.30%	7.69%	7.33%
Nonperforming assets to assets	2.41%	4.84%	7.36%	7.50%	7.31%
Total loans to deposits	73.35%	81.15%	80.80%	79.80%	81.25%
Total loans to assets	63.65%	68.90%	68.67%	68.26%	70.21%
Loans serviced for others	$330,280	$313,823	$328,976	$326,021	$316,297

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